Exhibit 10.11

Consulting Service Agreement

This Consulting Service Agreement (the “Agreement”) is made and entered into as of [1/12/2014] in Beijing, PRC by and between:

(1)	[Bain Capital Rise Education (HK) Limited], a limited liability company duly organized and existing under the laws of Hong Kong, with its postal address at [16th-19th floors Princes Blog 10 Chater Road Central HK] (the “Service Provider”).

(2)	Rise (Tianjin) Education Information Consulting Company Limited , a limited liability company duly organized and existing under the laws of People’s Republic of China (“PRC”), with its postal address at Room B206, B212, B213, B214, B217, B221, 2/F, Building 1 NO.8 Huanhe West Rd, Airport Economic Zone, Tianjin, PRC (the “Service Acceptor”).

Service Acceptor and Service Provider are collectively referred to as the “Parties” and each as a “Party”.

Whereas:

(A)	Service Provider is a company focusing on the developments and applications of interactive teaching methods, which is highly capable of providing valuable and sophisticated educational service solutions to educational entities and educators, in order to help training acceptors to make big improvements when studying in the field of reading, languages, arts, mathematics , society and science;

(B)	Service Acceptor, as a company with deep pockets and rich resources in the field of English teaching and training for the juvenile, wishes to accept consultation and supporting services in the field of interactive education solution and Service Provider wishes to provide the Services according to the treatments and conditions of this Agreement hereby;

(C)	Service Acceptor shall enter into certain comprehensive service agreements with the self-owned learning centers (“SOLCs”) of Beijing Step Ahead Education Technology Development Company Limited , providing, among other things, teaching plan supporting service and continuing intangible assets research and development service, and receiving service fee from SOLCs (“SOLCs Service Fee”);

NOW, THEREFORE, through friendly consultations, the Parties hereby agree as follows:

1.	Scope of Services

Service Provider shall provide services to the Service Acceptor within the terms and according to the provisions of this Agreement in Hong Kong, as follows (the “Services”):

•	Set the direction and annual project for Service Acceptor on the development of teaching plans (courseware)

•	Review the specific development plans and budgets of the academic department of Service Acceptor

•	Review and confirm the results of development work of Service Acceptor

•	Make decisions to carry out the newly-developed teaching plan s, courseware, etc.

2.	Service Fee

Service Acceptor shall pay service fee [quarterly] ([the tax-inclusive price], “Service Fee”) to Service Provider for the Services. Service Fee is a part of the SOLCs Service Fee, the amount of which equals to 4% of the total sales of SOLCs.

3.	Intellectual Property

All rights and benefits of intellectual property formed and derived from performance of this Agreement, including but without limitation, copyrights, application rights of patents and patents themselves, application rights of brands and brands themselves, software, proprietary technology, technical data and commercial confidentiality, regardless of developed or created by Service Provider or/and Service Acceptor, shall exclusively and uniquely belong to Service Provider.

4.	Representations and Warranties

4.1	Service Provider herein represents and warrants to Service Acceptor as follows:

4.1.1	Service Provider is a limited liability company duly organized and existing under the laws of Hong Kong.

4.1.2	Service Provider has legal rights to sign and perform this Agreement. The conclusion and the performance of this Agreement conform to articles of association or other constitutional documents of Service Provider. Service Provider has obtained all necessary and appropriate approval and authorization to sign and perform this Agreement.

4.1.3	The conclusion and the performance of this Agreement by Service Provider will not violate any provisions of laws and regulations, governmental approvals, authorization, notification, or any other regulatory documents binding or influencing Service Provider, and will not violate any covenants or any commitments between Service Provider and any third party.

4.1.4	This Agreement shall constitute legal, valid and executable obligation to Service Provider.

4.2	Service Acceptor herein represents and warrants to Service Provider as follows:

4.2.1.	Service Acceptor is a limited liability company duly organized and existing under the laws of PRC.

4.2.2	Service Acceptor has legal rights to sign and perform this Agreement. The conclusion and the performance of this Agreement conform to articles of association or other constitutional documents of Service Acceptor. Service Acceptor has obtained all necessary and appropriate approval and authorization to sign and perform this Agreement.

4.2.3	The conclusion and the performance of this Agreement by Service Acceptor does not violate any provisions of laws and regulations , governmental approvals, authorization, notification, or any other regulatory documents binding or influencing Service Acceptor, and does not violate any covenants or any commitments between Service Acceptor and any third party.

4.2.4	This Agreement shall constitute legal, valid and executable obligation to Service Acceptor.

5.	Confidentiality

The Parties promise and warrant that any communication and information relating to this Agreement between the Parties orally or in writing shall be treated as confidential information. Any Party may not disclose any confidential information of the other Party without prior writing consent from the other Party, except that: (a) relevant information has entered into public field (not arising from the fault or the disclosure of information acceptor); (b) applicable laws, regulations or manuals of securities regulators require to disclose relevant information; or, (c) counsel(s) or consultant(s) of any party require(s) to disclose relevant information relating to transactions under this Agreement and such counsel(s) or consultant(s) shall be liable for similar confidentiality obligations of this Agreement. Any employees of one Party disclosing any confidential information shall be treated as the Party disclosing confidential information and such Party shall be liable for a breach stipulated in this Agreement. This Article 5 shall survive after the termination of the Agreement.

6.	Effectiveness and Term of this Agreement

This Agreement shall be signed and effective as of the date set forth above in this Agreement. Term of this Agreement shall be five years. This Agreement shall be renewed automatically for another five years upon expiration unless a Party notifies in writing the other Party of the termination within thirty days prior to the expiration. This Agreement may be terminated in advance through friendly consultations by the Parties.

7.	Indemnification

Service Acceptor shall indemnify Service Provider for any liability arising from services provided by Service Provider in accordance with this Agreement or the requirements of Service Acceptor, including but not limited to, any damages or losses due to litigation, accusation, arbitration or petition started by any third party, or, any administration investigation or penalty or sanction. Notwithstanding the foregoing, Service Acceptor will not indemnify any damages or losses incurred by Service Provider’s deliberate or gross negligence.

8.	Governing Laws and Disputes Settlement

8.1	The conclusion, effectiveness, interpretation, performance, modification, dissolution of this Agreement and the settlement of disputes under this Agreement shall be governed by and interpreted in accordance with PRC laws.

8.2	The Parties shall strive to settle any dispute arising from or in connection with this Agreement through friendly consultations. In the event that no settlement can be reached through consultations within 30 days of the date of notification requesting such consultation given by one Party to the other Party, such dispute shall be resolved in Beijing by China International Economic and Trade Arbitration Commission, Beijing Headquarter (“CIETAC”) conducted in [Chinese] pursuant to its then effective arbitration rules. The arbitration tribunal shall consist of three arbitrators. The applicant(s), on one hand, and the respondent(s), on the other hand, shall each designate an arbitrator, and they shall jointly designate the third arbitrator. The arbitral award shall be final and binding upon the Parties.

8.3	During the period when a dispute is being resolved, the Parties shall continue to perform this Agreement in all respects other than the issue(s) under dispute.

9.	Payment

Unless otherwise expressly stated, each payment to be made to the Service Provider under this Agreement shall be made in United States of America Dollars. Service Acceptor shall transfer the relevant amount into the relevant account on the date the payment is due for value and in immediately available funds. The account for the payment is:

Account Name:

Bank Address:

Account Number:

Swift (or BIC) code:

Payment under this Agreement may be made to such other account as the Service Provider shall, not less than three business days before the date that payment is due, have specified by giving notice to Service Acceptor for the purpose of that payment.

10.	Notice

Notices, claims, certificates, petitions, requirements and all other communications permitted or required to be given under this Agreement shall be in writing and shall be delivered to the other Party in the method of delivery by person, fax, or, normal postage prepaid mails; if delivered by person, the time of actual delivery shall be deemed as “delivery”; if through fax, the date of receiving fax receipt shall be deemed as “delivery”; if through normal postage prepaid mails, notices, claims, certificates, petitions, requirements and all other communications permitted or required to be given under this Agreement shall be deemed to have been delivered on the fifth day after posting to; as follows:

If to Service Provider: [Bain Capital Rise Education (HK) Limited]

Address: [[16th-19th floors Princes Blog 10 Chater Road Central HK]

Attention: [Wang Li Hong]

If to Service Acceptor: Rise (Tianjin) Education Information Consulting Company Limited

Address: Room B206, B212, B213, B214, B217, B221, 2/F, Building 1 NO.8 Huanhe West Rd, Airport Economic Zone, Tianjin, PRC

Attention: [Sun Yi ding]

11.	Others

11.1	Neither Party has the right to assign the rights and obligations arising from this Agreement without prior written consent of the other Party.

11.2	The conclusion and the performance of this Agreement will not induce the relationship of joint venture or partnership between the Parties or induce one Party being liable for the other Party’s action or omission, or induce one Party becoming the proxy of the other Party. Neither Party has the right to represent the other Party as its proxy, or act in the name of the other Party, or bind the other Party through other methods beyond this Agreement.

11.3	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

11.4	Notwithstanding anything contained herein, this Agreement may not be amended or modified unless agreed by both Parties in writing.

11.5	This Agreement is written in English and signed in duplicate and each Party hereto shall hold one counterpart both of which are equally authentic. However, it is understood that a Chinese version of this Agreement shall be executed for the purpose of tax and foreign exchange clearance. Both this Agreement and that Chinese version agreement are valid and binding upon each Party hereto and thereto. In the case of any matters not governed by that Chinese version, this Agreement shall govern.

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This Agreement is entered into by the duly authorized representatives of the Parties as of the date set forth above. Each Party shall be bound by this Agreement.

[Bain Capital Rise Education (HK) Limited] (Seal)

[Company seal is affixed]

By:	/s/ Wang Li Hong
Name: [Wang Li Hong]
Title: Director

Rise (Tianjin) Education Information Consulting Company Limited (Seal)

[Company seal is affixed]

By:	/s/ Sun Yi Ding
Name: [Sun Yi Ding]
Title: Legal Representative

[Signature Page of the Consulting Agreement between WFOE and HK Co.]